Peapack-Gladstone Financial Corporation
                      Completes Balance Sheet Restructuring



GLADSTONE, N.J. - (Business Wire) - September 26, 2006 - Peapack-Gladstone Financial Corporation ("Peapack") (AMEX:PGC) announced today that it has
completed   a  balance   sheet   restructuring   initiative.   As  part  of  the
restructuring, Peapack sold $61.9 million of available-for-sale securities, which were yielding 4.14 percent. The sale resulted in an after-tax charge of approximately $1.1 million, or $0.13 per diluted share, in the third quarter of 2006.

         The majority of the proceeds from the sale will be used to redeem high cost, short-term borrowings and approximately $20 million will be used to purchase floating rate securities.

         As a result of these actions, the Bank expects its net interest margin to improve by approximately 25 basis points. In addition, the Bank anticipates that the restructuring will improve future net interest income, reduce wholesale funding and decrease its overall interest rate risk.

         The resulting net realized losses on the sale of the securities were previously reflected as net unrealized securities losses within accumulated other comprehensive loss in the shareholders' equity section of the balance sheet. Accordingly, total shareholders' equity will not change as a result of these actions.

         Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.34 billion as of August 31, 2006. Peapack-Gladstone Bank, its wholly owned community bank was established in 1921, and has 21 branches in Somerset, Hunterdon and Morris Counties. Its Trust Division, PGB Trust and Investments, operates at the Bank's main office located at 190 Main Street in Gladstone and at 233 South Street in Morristown. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.

         The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's view of future interest income and net loans, management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as "expect", "look", "believe", "anticipate", "may", or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, the inability of management to effectively execute its balance sheet restructuring initiative, an unexpected decline in the direction of the economy in New Jersey, an unexpected decline or no increase in interest rates, unexpected loan prepayment volume, a decline in levels of loan quality and origination volume and a decline in the volume of increase in trust assets or deposits. Peapack-Gladstone assumes no obligation for updating any such forward-looking statements at any time.

Contact:

Arthur F. Birmingham, Chief Financial Officer
Peapack-Gladstone Financial Corporation
T: 908-719-4308